MALIZIA SPIDI & FISCH, PC
                                ATTORNEYS AT LAW

1100 NEW YORK AVENUE, N.W.                                      637 KENNARD ROAD
SUITE 340 WEST                                 STATE COLLEGE, PENNSYLVANIA 16801
WASHINGTON, D.C.  20005                                           (814) 466-6625
(202) 434-4660                                         FACSIMILE: (814) 466-6703
FACSIMILE: (202) 434-4661



December 16, 2003

Board of Directors
Osage Federal Savings and
   Loan Association
239 East Main Street
Pawhuska, Oklahoma  74056

         Re:      Registration Statement Under the Securities Act of 1933

Board Members:

         This opinion is rendered in connection with the Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission under the Securities Act of 1933 relating to the offer and sale of up to 596,514 shares of common stock, par value $0.10 per share (the "Common Stock"), of Osage Federal Financial, Inc.(the "Company"), including shares to be issued to certain employee benefit plans of the Company. The Common Stock is proposed to be issued pursuant to the Plan of Mutual Holding Company Reorganization and Stock Issuance (the "Plan") of Osage Federal Savings & Loan Association (to be known as Osage Federal Bank) (the "Bank") in connection with the Bank's reorganization into the mutual holding company form of organization, whereby the Bank will convert to the stock form of organization and become a wholly owned subsidiary of the Company, the mutual holding company, Osage Federal MHC (in organization) (the "MHC"), will own approximately 70% of the shares of the Company, and approximately 30% of the shares of the Company are to be offered and sold to the public (the "Reorganization"). As special counsel to the Bank, the MHC and the Company, we have reviewed the proposed charter and bylaws of the Company, the Plan and such other legal matters as we have deemed appropriate for the purpose of rendering this opinion.

         Based on and subject to the foregoing and assuming due ratification of the Plan by the Company upon its formation, we are of the opinion that the shares of Common Stock covered by the aforesaid Registration Statement will, when issued in accordance with the terms of the Plan against full payment therefor, be validly issued, fully paid, and non-assessable.

MALIZIA SPIDI & FISCH, PC


Board of Directors
December 16, 2003
Page 2


         We assume no obligation to advise you of changes that may hereafter be brought to our attention that may affect any statement made in the foregoing paragraph after the declaration of effectiveness of the Registration Statement on Form SB-2.

         We hereby consent to the use of this opinion and to the reference to our firm appearing in the Company's Prospectus under the headings "The Reorganization - Federal and State Tax Consequences of the Reorganization" and "Legal and Tax Opinions." We also consent to any references to our legal opinion referred to under the aforementioned headings in the Prospectus.

                                                  Very truly yours,


                                                  /s/MALIZIA SPIDI & FISCH, P.C.
                                                  ------------------------------
                                                  MALIZIA SPIDI & FISCH, P.C.